The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 18, 2023

Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 2-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated January , 2023 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar due February 7, 2024 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek capped exposure to any appreciation of an unequally weighted basket of six currencies relative to the U.S. dollar from the Starting Basket Level to the Ending Basket Level. Accordingly, the notes are designed for investors who believe that the basket of six currencies will strengthen relative to the U.S. dollar from the Pricing Date to the Observation Date.
•	Because the European Union euro makes up 57.60% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the European Union euro relative to the U.S. dollar.
•	Investors should be willing to forgo interest payments, while seeking payment of their principal in full at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	An unequally weighted basket of six currencies (each, a “Reference Currency” and together, the “Reference Currencies”) that measures the performance of the Reference Currencies relative to the U.S. dollar (the “Base Currency”)
Reference Currencies:	The following table sets forth the Reference Currencies and the Starting Spot Rate† and the Reference Currency Weight for each Reference Currency:
	Reference Currency	Starting Spot Rate†††	Reference Currency Weight
	European Union euro (EUR) †		57.60%
	Japanese yen (JPY) ††		13.60%
	British pound sterling (GBP) †		11.90%
	Canadian dollar (CAD) ††		9.10%
	Swedish krona (SEK) ††		4.20%
	Swiss franc (CHF) ††		3.60%

† The Starting Spot Rate is expressed as a number of U.S. dollars per one unit of the applicable Reference Currency.

†† The Starting Spot Rate is expressed as a number of units of the applicable Reference Currency per one U.S. dollar.

††† With respect to each Reference Currency, the Starting Spot Rate will be the Spot Rate of that Reference Currency on the Pricing Date, determined as specified under “Additional Key Terms — Spot Rate” in this pricing supplement.

Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero and will not be greater than the effective cap of at least $1,051 per $1,000 principal amount note.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount:	The Additional Amount per $1,000 principal amount note payable at maturity will equal $1,000 × the Basket Return × the Participation Rate, provided that the Additional Amount will not be less than zero or greater than the effective cap of at least $1,051 per $1,000 principal amount note.
Participation Rate:	At least 105.10%. The actual Participation Rate will be provided in the pricing supplement and will not be less than 105.10%.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:

The Basket Closing Level on the Observation Date will be calculated as follows:

100 × [1 + (EUR Return × 57.60%) + (JPY Return × 13.60%) + (GBP Return ×11.90%) + (CAD Return × 9.10%) + (SEK Return × 4.20%) + (CHF Return × 3.60%)]

The EUR Return, JPY Return, GBP Return, CAD Return, SEK Return and CHF Return are the Reference Currency Returns of the European Union euro, the Japanese yen, the British pound sterling, the Canadian dollar, the Swedish krona and the Swiss franc, respectively.

The Reference Current Return formula for each Reference Currency effectively limits the contribution of that Reference Currency to a 100% return but does not limit any negative contribution of that Reference Currency. See “Additional Key Terms — Reference Currency Return,” “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Notes Are Subject to an Embedded Maximum Payment at Maturity” and “What Is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for more information.

Ending Spot Rate:	With respect to each Reference Currency, the Spot Rate of that Reference Currency on the Observation Date
Pricing Date:	On or about January 20, 2023
Original Issue Date:	On or about January 25, 2023 (Settlement Date)
Observation Date*:	February 2, 2024
Maturity Date*:	February 7, 2024
CUSIP:	48133U2G6
Other Key Terms:	See “Additional Key Terms” in this pricing supplement.
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $984.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $980.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

•	Product supplement no. 2-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021465/crt_dp139320-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

•	REFERENCE CURRENCY RETURN — The Reference Currency Return with respect to each Reference Currency reflects the performance of that Reference Currency relative to the U.S. dollar from its Starting Spot Rate to its Ending Spot Rate.

With respect to the European Union euro and the British pound sterling, the Reference Currency Return is calculated as follows:

Ending Spot Rate – Starting Spot Rate

Ending Spot Rate

With respect to the Japanese yen, the Canadian dollar, the Swedish krona and the Swiss franc, the Reference Currency Return is calculated as follows:

Starting Spot Rate – Ending Spot Rate

Starting Spot Rate

Under these formulas, the Reference Currency Return for a Reference Currency increases as that Reference Currency appreciates relative to the U.S. dollar (and as the U.S. dollar depreciates relative to that Reference Currency). Conversely, the Reference Currency Return for a Reference Currency decreases as that Reference Currency depreciates relative to the U.S. dollar (and as the U.S. dollar appreciates relative to that Reference Currency).

In addition, these formulas have the effect of diminishing any appreciation of the Reference Currencies and magnifying any depreciation of the Reference Currencies relative to the U.S. dollar and effectively limit the contribution of each Reference Currency to an approximately 100% return but do not limit negative contribution of any Reference Currency.

See “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Notes Are Subject to an Embedded Maximum Payment at Maturity”, “Selected Risk Considerations — Risks Relating to the Notes Generally — The Method of Calculating the Reference Currency Returns Will Diminish Any Appreciation of the Reference Currencies and Magnify Any Depreciation of the Reference Currencies Relative to the U.S. Dollar” and “What Is the Basket Return, Assuming a Range of Performances for the U.S. Dollar Relative to the Reference Currencies?” in this pricing supplement for more information.

•	CURRENCY BUSINESS DAY — A “currency business day,” with respect to each Reference Currency, means a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York, the principal financial center for the applicable Reference Currency (with respect to the European Union euro, Frankfurt, Germany; with respect to the Japanese yen, Tokyo, Japan; with respect to the British pound sterling, London, United Kingdom; with respect to the Canadian dollar, Toronto, Canada; with respect to the Swedish krona, Stockholm, Sweden; and with respect to the Swiss franc, Zurich, Switzerland), (b) banking institutions in the City of New York and that principal financial center for that Reference Currency are not otherwise authorized or required by law, regulation or executive order to close and (c) with respect to the European Union euro, the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET2) is open.
JPMorgan Structured Investments —	PS-1
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

•	SPOT RATE — With respect to the European Union euro and the British pound sterling, the Spot Rate on any relevant day is expressed as a number of U.S. dollar per one unit of the applicable Reference Currency as reported by Refinitiv Ltd. (“Refinitiv”) on the page set forth in the table below (or any successor page) at approximately 10:00 a.m., New York City time, on that day.

With respect to the Japanese yen, the Canadian dollar, the Swedish krona and the Swiss franc, the Spot Rate on any relevant day is expressed as a number of units of the applicable Reference Currency per one U.S. dollar as reported by Refinitiv on the page set forth in the table below (or any successor page) at approximately 10:00 a.m., New York City time, on that day.

Reference Currency	Refinitiv Page
European Union euro (EUR)	USDEURFIXM=WM
Japanese yen (JPY)	USDJPYFIXM=WM
British pound sterling (GBP)	USDGBPFIXM=WM
Canadian dollar (CAD)	USDCADFIXM=WM
Swedish krona (SEK)	USDSEKFIXM=WM
Swiss franc (CHF)	USDCHFFIXM=WM
JPMorgan Structured Investments —	PS-2
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

How Do Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

European Union Euro and British Pound Sterling

With respect to each of the European Union euro and British pound sterling, the Spot Rate is expressed as a number of U.S. dollars per one unit of the applicable Reference Currency.

•	As a result, an increase in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the applicable Reference Currency has appreciated / strengthened relative to the U.S. dollar from the Starting Spot Rate to the Ending Spot Rate. This means that it would take more U.S. dollars to purchase one unit of the applicable Reference Currency on the Observation Date than it did on the Pricing Date. Viewed another way, one U.S. dollar could purchase fewer units of the applicable Reference Currency on the Observation Date than it could on the Pricing Date.
•	Conversely, a decrease in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the applicable Reference Currency has depreciated / weakened relative to the U.S. dollar from the Starting Spot Rate to the Ending Spot Rate. This means that one U.S. dollar could purchase more units of the applicable Reference Currency on the Observation Date than it could on the Pricing Date. Viewed another way, it would take fewer U.S. dollars to purchase one unit of the applicable Reference Currency Rate on the Observation Date than it did on the Pricing Date.

Japanese Yen, Canadian Dollar, Swedish Krona and Swiss Franc

With respect to each of the Japanese yen, the Canadian dollar, the Swedish krona and the Swiss franc, the Spot Rate is expressed as a number of units of the applicable Reference Currency per one U.S. dollar.

•	As a result, a decrease in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the applicable Reference Currency has appreciated / strengthened relative to the U.S. dollar from the Starting Spot Rate to the Ending Spot Rate. This means that one unit of the applicable Reference Currency could purchase more U.S. dollars on the Observation Date than it could on the Pricing Date. Viewed another way, it would take fewer units of the applicable Reference Currency to purchase one U.S. dollar on the Observation Date than it did on the Pricing Date.
•	Conversely, an increase in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the applicable Reference Currency has depreciated / weakened relative to the U.S. dollar from the Starting Spot Rate to the Ending Spot Rate. This means that it would take more units of the applicable Reference Currency to purchase one U.S. dollar on the Observation Date than it did on the Pricing Date. Viewed another way, one unit of the applicable Reference Currency could purchase fewer U.S. dollars on the Observation Date than it could on the Pricing Date.

How Do the Reference Currency Return Formulas Work?

Each Reference Currency Return reflects the return of the applicable Reference Currency relative to the U.S. dollar from the Starting Spot Rate to the Ending Spot Rate, calculated using the applicable formula set forth above under “Additional Key Terms — Reference Currency Return.” While each Reference Currency Return for purposes of the notes is determined using the applicable formula set forth above under “Additional Key Terms — Reference Currency Return,” there are other reasonable ways to determine the return of a Reference Currency relative to the U.S. dollar that would provide different results. For example, another way to calculate the return of a Reference Currency relative to the U.S. dollar would be to calculate the return that would be achieved by converting U.S. dollars into that Reference Currency at the Starting Spot Rate on the Pricing Date and then, on the Observation Date, converting back into U.S. dollars at the applicable Ending Spot Rate. In this pricing supplement, we refer to the return of a Reference Currency relative to the U.S. dollar calculated using that method, which is not used for purposes of the notes, as a “conversion return.”

As demonstrated by the examples below, under the Reference Currency Return formulas, any appreciation of a Reference Currency relative to the U.S. dollar will be diminished, as compared to a conversion return, while any depreciation of a Reference Currency relative to the U.S. dollar will be magnified, as compared to a conversion return. In addition, the diminishing effect on any appreciation of a Reference Currency relative to the U.S. dollar increases as the applicable Reference Currency Return increases, and the magnifying effect on any depreciation of a Reference Currency relative to the U.S. dollar increases as the applicable Reference Currency Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that reflected conversion returns.

European Union Euro and British Pound Sterling (expressed as a number of U.S. dollars per one unit of the applicable Reference Currency)

The following examples assume a Starting Spot Rate of 1.10 for the European Union euro relative to the U.S. dollar.

•	Example 1: The European Union euro strengthens from the Starting Spot Rate of 1.10 to an Ending Spot Rate of 1.21.

The Reference Currency Return is equal to 9.09%, calculated as follows:

(1.21 – 1.10) / 1.21 = 9.09%

By contrast, if the return on the European Union euro were determined using a conversion return, the return would be 10.00%.

•	Example 2: The European Union euro strengthens from the Starting Spot Rate of 1.10 to an Ending Spot Rate of 110.
JPMorgan Structured Investments —	PS-3
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

The Reference Currency Return is equal to 99.00%, which demonstrates the effective cap of approximately 100% on the Reference Currency Return, calculated as follows:

(110 – 1.10) / 110 = 99.00%

By contrast, if the return on the European Union euro were determined using a conversion return, which would not be subject to the effective cap of approximately 100%, the return would be 9,900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of a Reference Currency relative to the U.S. dollar increases as the applicable Reference Currency Return increases.

•	Example 3: The European Union euro weakens from the Starting Spot Rate of 1.10 to an Ending Spot Rate of 0.99.

The Reference Currency Return is equal to -11.11%, calculated as follows:

(0.99 – 1.10) / 0.99 = -11.11%

By contrast, if the return on the European Union euro were determined using a conversion return, the return would be -10.00%.

•	Example 4: The European Union euro weakens from the Starting Spot Rate of 1.10 to an Ending Spot Rate of 0.275.

The Reference Currency Return is equal to -300.00%, which demonstrates that there is no limit on the downside for the Reference Currency Return, calculated as follows:

(0.275 – 1.10) / 0.275 = -300.00%

By contrast, if the return on the European Union euro were determined using a conversion return, the return would be -75.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of a Reference Currency relative to the U.S. dollar increases as the applicable Reference Currency Return decreases.

Japanese Yen, Canadian Dollar, Swedish Krona and Swiss Franc (expressed as a number of units of the applicable Reference Currency per one U.S. dollar)

The following examples assume a Starting Spot Rate of 130 for the Japanese yen relative to the U.S. dollar.

•	Example 1: The Japanese yen strengthens from the Starting Spot Rate of 130 to an Ending Spot Rate of 117.

The Reference Currency Return is equal to 10.00%, calculated as follows:

(130 – 117) / 130 = 10.00%

By contrast, if the return on the Japanese yen were determined using a conversion return, the return would be 11.11%.

•	Example 2: The Japanese yen strengthens from the Starting Spot Rate of 130 to an Ending Spot Rate of 1.30.

The Reference Currency Return is equal to 99.00%, which demonstrates the effective cap of approximately 100% on the Reference Currency Return, calculated as follows:

(130 – 1.30) / 130 = 99.00%

By contrast, if the return on the Japanese yen were determined using a conversion return, which would not be subject to the effective cap of approximately 100%, the return would be 9,900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of a Reference Currency relative to the U.S. dollar increases as the applicable Reference Currency Return increases.

•	Example 3: The Japanese yen weakens from the Starting Spot Rate of 130 to an Ending Spot Rate of 143.

The Reference Currency Return is equal to -10.00%, calculated as follows:

(130 – 143) / 130 = -10.00%

By contrast, if the return on the Japanese yen were determined using a conversion return, the return would be -9.09%.

•	Example 4: The Japanese yen weakens from the Starting Spot Rate of 130 to an Ending Spot Rate of 520.

The Reference Currency Return is equal to -300.00%, which demonstrates that there is no limit on the downside for the Reference Currency Return, calculated as follows:

(130 – 520) / 130 = -300.00%

By contrast, if the return on the Japanese yen were determined using a conversion return, the return would be -75.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of a Reference Currency relative to the U.S. dollar increases as the applicable Reference Currency Return decreases.

The hypothetical Starting Spot Rate, Ending Spot Rates and Reference Currency Returns set forth above are for illustrative purposes only and have been rounded for ease of analysis.

JPMorgan Structured Investments —	PS-4
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a Participation Rate of 105.10%. The actual Participation Rate will be provided in the pricing supplement and will not be less than 105.10%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Basket Return × Participation Rate (105.10%)	Additional Amount				Payment at Maturity	Total Return
180.00	80.00%	84.080%	$840.80	+	$1,000.00	=	$1,840.80	84.080%
160.00	60.00%	63.060%	$630.60	+	$1,000.00	=	$1,630.60	63.060%
140.00	40.00%	42.040%	$420.40	+	$1,000.00	=	$1,420.40	42.040%
120.00	20.00%	21.020%	$210.20	+	$1,000.00	=	$1,210.20	21.020%
110.00	10.00%	10.510%	$105.10	+	$1,000.00	=	$1,105.10	10.510%
105.00	5.00%	5.255%	$52.55	+	$1,000.00	=	$1,052.55	5.255%
100.00	0.00%	0.000%	$0.00	+	$1,000.00	=	$1,000.00	0.000%
95.00	-5.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00	0.000%
90.00	-10.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00	0.000%
80.00	-20.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00	0.000%
60.00	-40.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00	0.000%
40.00	-60.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00	0.000%
20.00	-80.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00	0.000%
0.00	-100.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00	0.000%
-10.00	-110.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00	0.000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 110.

Because the Ending Basket Level of 110 is greater than the Starting Basket Level of 100 and the Basket Return is 10%, the Additional Amount is equal to $105.10. The investor receives a payment at maturity of $1,105.10 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10% × 105.10%) = $1,105.10

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.

Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the payment at maturity is equal to $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket neither increases nor decreases from the Starting Basket Level of 100.

Because the Ending Basket Level of 100 is equal to the Starting Basket Level of 100, the payment at maturity is equal to $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-5
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

What Is the Basket Return, Assuming a Range of Performances for the Reference Currencies?

The examples below illustrate hypothetical Basket Returns, assuming a range of performances for the Reference Currencies. The hypothetical Basket Returns set forth below assume the Starting Spot Rates as set forth in the tables below. The Basket Returns set forth below are for illustrative purposes only and may not be the actual Basket Returns applicable to the notes. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1

Reference Currency	Reference Currency Weight	Hypothetical Starting Spot Rate	Hypothetical Ending Spot Rate	Reference Currency Return
European Union euro	57.60%	1.10	1.375	20.00%
Japanese yen	13.60%	130.00	117.00	10.00%
British pound sterling	11.90%	1.20	1.50	20.00%
Canadian dollar	9.10%	1.30	1.1375	12.50%
Swedish krona	4.20%	10.50	9.45	10.00%
Swiss franc	3.60%	0.90	0.72	20.00%
		Basket Return:		17.54%

In this example, each of the Reference Currencies appreciated in value relative to the U.S. dollar, resulting in positive Reference Currency Returns for each Reference Currency relative to the U.S. dollar, with a Basket Return of 17.54%.

Example 2

Reference Currency	Reference Currency Weight	Hypothetical Starting Spot Rate	Hypothetical Ending Spot Rate	Reference Currency Return
European Union euro	57.60%	1.10	0.91667	-20.00%
Japanese yen	13.60%	130.00	143.00	-10.00%
British pound sterling	11.90%	1.20	1.00	-20.00%
Canadian dollar	9.10%	1.30	1.456	-12.00%
Swedish krona	4.20%	10.50	12.60	-20.00%
Swiss franc	3.60%	0.90	1.125	-25.00%
		Basket Return:		-18.09%

In this example, each of the Reference Currencies depreciated in value relative to the U.S. dollar, resulting in negative Reference Currency Returns for each Reference Currency relative to the U.S. dollar, with a Basket Return of -18.09%.

Example 3

Reference Currency	Reference Currency Weight	Hypothetical Starting Spot Rate	Hypothetical Ending Spot Rate	Reference Currency Return
European Union euro	57.60%	1.10	0.55	-100.00%
Japanese yen	13.60%	130.00	117.00	10.00%
British pound sterling	11.90%	1.20	1.50	20.00%
Canadian dollar	9.10%	1.30	1.1375	12.50%
Swedish krona	4.20%	10.50	9.45	10.00%
Swiss franc	3.60%	0.90	0.72	20.00%
		Basket Return:		-51.58%

In this example, the Japanese yen, the British pound sterling, the Canadian dollar, the Swedish krona and the Swiss franc each appreciated in value relative to the U.S. dollar, resulting in positive Reference Currency Returns for each of those Reference Currency relative to the U.S. dollar, and the European Union euro depreciated in value relative to the U.S. dollar, resulting in a Reference Currency Return for the European Union euro of -100%. The Basket Return is -51.58%. This example demonstrates that, because the European Union euro makes up 57.60% of the Basket, depreciation of the European Union euro relative to the U.S. dollar can more than offset appreciation of the other Reference Currencies relative to the U.S. dollar.

JPMorgan Structured Investments —	PS-6
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

Example 4

Reference Currency	Reference Currency Weight	Hypothetical Starting Spot Rate	Hypothetical Ending Spot Rate	Reference Currency Return
European Union euro	57.60%	1.10	110.00	99.00%
Japanese yen	13.60%	130.00	1,170.00	-800.00%
British pound sterling	11.90%	1.20	120.00	99.00%
Canadian dollar	9.10%	1.30	0.013	99.00%
Swedish krona	4.20%	10.50	0.105	99.00%
Swiss franc	3.60%	0.90	0.009	99.00%
		Basket Return:		-23.26%

In this example, the European Union euro, the Canadian dollar, the British pound sterling, the Swedish krona and the Swiss franc each appreciated significantly in value relative to the U.S. dollar, resulting in Reference Currency Returns for each of those Reference Currencies of 99%, and the Japanese yen depreciated significantly in value relative to the U.S. dollar, resulting in a Reference Currency Return for the Japanese yen of -800%. The Basket Return is -23.26%. This example demonstrates that (a) no Reference Currency Return will be greater than approximately 100% and (b) depreciation by one Reference Currency relative to the U.S. dollar can more than offset appreciation of the other Reference Currencies relative to the U.S. dollar, even when the other Reference Currencies collectively have a greater weight within the basket.

JPMorgan Structured Investments —	PS-7
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., the payment at maturity will be at least $1,000 per $1,000 principal amount note if you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	CAPPED APPRECIATION POTENTIAL — At maturity, in addition to the principal amount, for each $1,000 principal amount note, you will receive a payment equal to $1,000 × the Basket Return × the Participation Rate of at least 105.10%*, provided that this payment (the “Additional Amount”) will not be less than zero or greater than the effective cap of at least 105.10% of the principal amount. Accordingly, the actual maximum payment at maturity will be at least $2,051 per $1,000 principal amount note. See “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Notes Are Subject to an Embedded Maximum Payment at Maturity” and “What Is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for more information.

* The Participation Rate will be provided in the pricing supplement and will not be less than 105.10%.

•	EXPOSURE TO THE REFERENCE CURRENCIES VERSUS THE U.S. DOLLAR — The return on the notes is linked to the performance of a basket of currencies, which we refer to as the Reference Currencies, relative to the U.S. dollar, and will enable you to participate in potential increases in the value of the Basket relative to the U.S. dollar, from the Starting Basket Level to the Ending Basket Level. The Basket derives its value from an unequally weighted group of currencies consisting of the European Union euro, the Japanese yen, the British pound sterling, the Canadian dollar, the Swedish krona and the Swiss franc, each measured relative to the U.S. dollar. The Reference Currency Return with respect to each Reference Currency is effectively capped at approximately 100%, with no limit on the downside. See “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Notes Are Subject to an Embedded Maximum Payment at Maturity” and “What Is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for more information.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Notes Treated as Debt Instruments That Have a Term of More than One Year,” in the accompanying product supplement no. 2-II. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. Assuming this treatment is respected, as discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes Treated as Debt Instruments That Have a Term of More than One Year”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield and the related projected payment schedule (or information about how to obtain them) in the pricing supplement for the notes, which we will file with the SEC. The comparable yield for the notes will be determined based upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance. The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield will be.
JPMorgan Structured Investments —	PS-8
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Currencies, the U.S. dollar or the respective exchange rates between the Reference Currencies and the U.S. dollar or any contracts related to the Reference Currencies, the U.S. dollar or the respective exchange rates between the Reference Currencies and the U.S. dollar. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and below.

Risks Relating to the Notes Generally

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive a lower payment at maturity than you would have received if you had invested directly in the Reference Currencies, the U.S. dollar or any contracts related to the Reference Currencies, the U.S. dollar or the respective exchange rates between the Reference Currencies and the U.S. dollar. If the Basket Return is not positive (i.e., the Basket does not appreciate from the Starting Basket Level to the Ending Basket Level), the Additional Amount will be zero. This will be true even if the Basket Return was positive at some time during the term of the notes but depreciates or remains flat from the Starting Basket Level on the Observation Date.
•	YOUR NOTES ARE SUBJECT TO AN EMBEDDED MAXIMUM PAYMENT AT MATURITY — Because the Reference Currency Returns are expressed either as the Ending Spot Rate minus the Starting Spot Rate, divided by the Ending Spot Rate, or as the Starting Spot Rate minus the Ending Spot Rate, divided by the Starting Spot Rate, your payment at maturity is subject to an embedded maximum payment at maturity. In no event will any Reference Currency Return be greater than 100% and, accordingly, the Basket Return will not be greater than 100%. As a result, assuming a Participation Rate of 105.10%, the Additional Amount will be at most $1,051 per $1,000 principal amount note, and the payment at maturity will be at most $2,051 per $1,000 principal amount note. The Participation Rate will be provided in the pricing supplement and will not be less than 105.10%.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Participation Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Participation Rate.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors
JPMorgan Structured Investments —	PS-9
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

— Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the exchange rates and the volatility of the exchange rates of the Reference Currencies relative to the U.S. dollar;
•	suspension or disruption of market trading in the Reference Currencies and the U.S. dollar;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.
JPMorgan Structured Investments —	PS-10
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Currencies

•	THE METHOD OF CALCULATING THE REFERENCE CURRENCY RETURNS WILL DIMINISH ANY APPRECIATION OF THE REFERENCE CURRENCIES AND MAGNIFY ANY DEPRECIATION OF THE REFERENCE CURRENCIES RELATIVE TO THE U.S. DOLLAR — Each Reference Currency Return reflects the return of a Reference Currency relative to the U.S. dollar from the Starting Spot Rate to the Ending Spot Rate, calculated using the applicable formula set forth above under “Additional Key Terms — Reference Currency Return.” While each Reference Currency Return for purposes of the notes is determined using the applicable formula set forth above under “Additional Key Terms — Reference Currency Return,” there are other reasonable ways to determine the return of a Reference Currency relative to the U.S. dollar that would provide different results. For example, another way to calculate the return of a Reference Currency relative to the U.S. dollar would be to calculate the return that would be achieved by converting U.S. dollars into that Reference Currency at the Starting Spot Rate on the Pricing Date and then, on the Observation Date, converting back into U.S. dollars at the Ending Spot Rate. In this pricing supplement, we refer to the return of a Reference Currency relative to the U.S. dollar calculated using that method, which is not used for purposes of the notes, as a “conversion return.”

Under the Reference Currency Return formula, any appreciation of a Reference Currency relative to the U.S. dollar will be diminished, as compared to a conversion return, while any depreciation of a Reference Currency relative to the U.S. dollar will be magnified, as compared to a conversion return. The diminishing effect on any appreciation of a Reference Currency relative to the U.S. dollar, which we refer to as an embedded variable decelerating upside leverage, increases as the Reference Currency Return increases. The magnifying effect on any depreciation of a Reference Currency relative to the U.S. dollar, which we refer to as an embedded variable downside leverage, increases as the Reference Currency Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that reflected conversion returns. See “How Do the Reference Currency Return Formulas Work?” in this pricing supplement for more information.

•	MOVEMENTS IN THE EXCHANGE RATES OF THE REFERENCE CURRENCIES RELATIVE TO THE U.S. DOLLAR MAY BE HIGHLY CORRELATED — Because the performance of the Basket is determined by the performances of the Reference Currencies relative to the U.S. dollar, your notes will be exposed to currency exchange rate risk with respect to the European Union and its member countries, Japan, the United Kingdom, Canada, Sweden, Switzerland (the “Reference Currency Countries”) and the United States. High correlation of movements in the exchange rates of the Reference Currencies relative to the U.S. dollar during periods of negative returns could have an adverse effect on your return on your investment at maturity. However, the movements in the exchange rates of the Reference Currencies relative to the U.S. dollar may not be correlated. See the immediately following risk consideration for more information.
•	CHANGES IN THE VALUES OF THE REFERENCE CURRENCIES RELATIVE TO THE U.S. DOLLAR MAY OFFSET EACH OTHER — Changes in the values of the Reference Currencies relative to the U.S. dollar may not correlate with each other. At a time when one of the Reference Currencies appreciates relative to the U.S. dollar, one or more of the other Reference Currencies may depreciate relative to the U.S. dollar or may not appreciate as much. Therefore, in calculating the Ending Basket Level, appreciation by one of the Reference Currencies relative to the U.S. dollar may be moderated, or more than offset, by depreciation or lesser appreciation of the other Reference Currencies relative to the U.S. dollar. Because each Reference Currency Return is subject to an embedded maximum return of approximately 100%, with no limit on the downside, and because of the embedded variable decelerating upside leverage and the embedded variable downside leverage, depreciation by one Reference Currency relative to the U.S. dollar may result in an Additional Amount of zero, even when the other Reference Currencies appreciate significantly relative to the U.S. dollar. See “What Is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for more information.
•	THE NOTES MIGHT NOT PAY AS MUCH AS A DIRECT INVESTMENT IN THE REFERENCE CURRENCIES — You may receive a lower payment at maturity than you would have received if you had invested directly in the Reference Currencies individually, a combination of Reference Currencies or contracts related to the Reference Currencies for which there is an active secondary market.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of a Reference Currency or the U.S. dollar is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Reference Currency Countries, the United States and other relevant countries or regions.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the Reference Currency Countries and the United States, and between each country or region and its major trading partners;
•	political, civil or military unrest in the Reference Currency Countries and the United States; and
•	the extent of governmental surplus or deficit in the Reference Currency Countries and the United States.
JPMorgan Structured Investments —	PS-11
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the Reference Currency Countries and the United States, and those of other countries important to international trade and finance.

•	GOVERNMENTAL INTERVENTION COULD MATERIALLY AND ADVERSELY AFFECT THE VALUE OF THE NOTES — Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of the Reference Currency Countries and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.
•	EVEN THOUGH THE REFERENCE CURRENCIES AND THE U.S. Dollar TRADE AROUND-THE-CLOCK, THE NOTES WILL NOT — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the Reference Currencies and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.
•	CURRENCY EXCHANGE RISKS CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Reference Currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.
•	CURRENCY MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the currency markets have been affected in a manner that prevents it from properly determining, among other things, the Spot Rates and the Reference Currency Returns. These events may include disruptions or suspensions of trading in the currency markets as a whole, and could be a Convertibility Event, a Deliverability Event, a Liquidity Event, a Taxation Event, a Discontinuity Event or a Price Source Disruption Event. See “The Underlyings — Currencies — Market Disruption Events for a Reference Currency Relative to a Base Currency” in the accompanying product supplement for further information on what constitutes a market disruption event.

JPMorgan Structured Investments —	PS-12
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

Historical Information

The following table sets forth the Spot Rate of each Reference Currency on January 17, 2023. We obtained the Spot Rates below from Refinitiv, without independent verification.

Reference Currency	Spot Rate
European Union euro (EUR)	1.08500
Japanese yen (JPY)	128.460
British pound sterling (GBP)	1.22885
Canadian dollar (CAD)	1.33815
Swedish krona (SEK)	10.3940
Swiss franc (CHF)	0.92025

The graph below shows the weekly performance of the Basket from January 5, 2018 through January 13, 2023, assuming that the Starting Basket Level was set equal to 100 on January 5, 2018 and the weights of the Reference Currencies were as specified under “Key Terms — Reference Currencies” in this pricing supplement on that date and that the exchange rates (as described below) of each Reference Currency relative to the U.S. dollar on the relevant dates were the Spot Rates on those dates. The exchange rates and the historical weekly Basket performance data in this graph were determined using the rates reported by the Bloomberg Professional® service (“Bloomberg”) and may not be indicative of the Basket performance using the Spot Rates of the Reference Currencies relative to the U.S. dollar that would be derived from the applicable Refinitiv pages.

The six graphs below show the historical weekly performance of each Reference Currency relative to the U.S. dollar based on the weekly historical conventional market quotations shown on Bloomberg from January 5, 2018 through January 13, 2023.

JPMorgan Structured Investments —	PS-13
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

JPMorgan Structured Investments —	PS-14
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

The exchange rates displayed in the graphs above are for illustrative purposes only and do not form part of the calculation of the Reference Currency Returns. The value of the Basket, and thus the Basket Return, increases when the individual Reference Currencies appreciate in value against the U.S. dollar.

The historical performance of the Basket and each Reference Currency relative to the U.S. dollar should not be taken as indications of future performance, and no assurance can be given as to the Basket Closing Level on the Observation Date or the Spot Rate of any of the Reference Currencies on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in a positive return on the notes at maturity.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

JPMorgan Structured Investments —	PS-15
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Basket?”, “Hypothetical Examples of Amount Payable at Maturity” and “What Is the Basket Return, Assuming a Range of Performances for the Reference Currencies?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to the Reference Currencies Versus the U.S. Dollar” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note.  A master note represents multiple securities that may be issued at different times and that may have different terms.  The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

JPMorgan Structured Investments —	PS-16
Notes Linked to the Performance of an Unequally Weighted Basket of Six Currencies Relative to the U.S. Dollar